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                                                                    Exhibit 10.8

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BEBOB ASSOCIATES                                                        LANDLORD

                                       TO

TELEBASE SYSTEMS, INC.                                                    TENANT

                                      LEASE

                                     SPACE:

15,000 SQUARE FEET IN BUILDING 600

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435 DEVON DRIVE, WAYNE, PENNSYLVANIA  19087

                                      TERM:

FROM SEPTEMBER 1, 1991                                       TO: AUGUST 31, 2001


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                                      LEASE

         THIS IS A LEASE AGREEMENT ("Lease") dated April 26, 1991.

         The parties are BEBOB ASSOCIATES, 485 Devon Park Drive, Wayne, Pennsylvania, 19087 ("Landlord") and TELEBASE SYSTEMS, INC. ("Tenant"), having an address at 435 Devon Park Drive, Building 600, Wayne, Pennsylvania, 19087.

         The terms of this Lease are:

         1. (a) TERM. The term of the lease is ten years and 0 months, to commence on September 1, 1991 ("Commencement Date") and end on August 31, 2001 ("Termination Date").

         See Rider

         2. RENT. Total rental for the term of this lease it Two Million, Two Hundred Thirty Three Thousand Nine Hundred Six and 25/100 Dollars
($2,233,906.25). The monthly rent ("Rent") will be paid according to the following schedule:

PERIOD OF                                                  RENT PER MONTH
- ---------                                                  --------------
September 1, 1991 through March 31, 1992                           -0-
April 1, 1992 through June 30, 1992                          $10,156.25
July 1, 1992 through August 31, 1992                         $20,312.50
September 1, 1992 through September 30, 1992                       -0-
October 1, 1992 through August 31, 1993                      $20,312.50
September 1, 1993 through September 30, 1993                       -0-
October 1, 1993 through August 31, 1994                      $20,312.50
September 1, 1994 through September 30, 1994                       -0-
October 1, 1994 through August 31, 1997                      $20,312.50
September 1, 1997 through August 31, 2001                    $20,937.50


Said rental will be prorated for any partial calendar month of occupancy, payable in advance without prior notice or demand and without any set-off or deduction on the first day of each calendar month at Landlord's principal office, or at such other place as Landlord may direct.

         3. (DELETED)

         4. COMPLETION OF IMPROVEMENTS.

            See Rider, Paragraph 4.

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         5. COVENANTS OF LANDLORD. Landlord will:

                  (a) Supply to the Leased Space and Common Area, for normal office use, janitor and cleaning services, exterminating and pest control, common area electricity and hot and cold water, sufficient for drinking, lavatory, toilet and ordinary cleaning purposes, to be available 24 hours a day, 7 days a week all in amounts and at the times consistent with similar services provided in first class office buildings in the Suburban Philadelphia area. The Leased Space shall be each individually metered and directly billed for electricity by the subject utility company. If Tenant's use of water in Landlord's judgment, reasonably exercised, exceeds a normal office use level, Landlord may install a meter to measure the water consumed on the Leased Space and bill Tenant for any cost thereof above normal office use levels;

                  (b) Supply and maintain window blinds selected by Landlord for all outside windows including the SOS Room; and

                  (c) Supply and maintain parking facilities for approximately 100 cars adjacent to the Building for the use of all tenants.

                  See Rider

         6. ADDITIONAL RENT. Beginning on January 1, 1992, Tenant shall be obligated to pay as additional rent ("Additional Rent") at the times herein stated in this Lease (if no times are stated, then on the first day of the month after the Landlord notifies Tenant of the amount of such additional rent):

                  (a) Increases in the monthly rental that results from application of the rent adjustment provisions set forth in Exhibit "C", subject to the following: In determining Operating Expenses, as defined in Exhibit "C", for any calendar year or portion thereof during which less than ninety-five percent (95%) of the area of the Building shall have been occupied by tenants for more than thirty (30) days during such year, Operating Expenses shall be deemed for such year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy of the Building been ninety-five percent (95%) throughout such year, as reasonably determined under generally accepted accounting principles consistently applied.

                  (b) All amounts that may become due from Tenant as a result of Tenant's use, as reasonably determined by Landlord, of more than a reasonable amount of the items

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referred to in Section 5(a) which actually exceeds a normal office use level; and

                  (c) All amounts that may become due from Tenant pursuant to any provisions of this Lease, whether as a result of Tenant's failure to perform by any covenant on its part contained in this Lease or otherwise.

         7. COVENANTS OF TENANT. Tenant will:

                  (a) Pay to Landlord all amounts due as Rent and Additional
Rent;

                  (b) Keep the Leased Space in good order and repair, reasonable wear and tear excepted;

                  (c) Surrender the Leased Space at the end of the term of this Lease in the same condition in which Tenant has agreed to keep it during the term hereof reasonable wear and tear excepted;

                  (d) Be responsible for the cost of maintenance of all plumbing and other fixtures, equipment and systems specially constructed in the Leased Space, whether installed by Landlord or by Tenant, except for structural components, the roof, Building lavatories, heating, ventilation and air conditioning equipment, fixtures, electrical, mechanical and plumbing systems installed by Landlord in the leased space, the Building or Common Area in meeting Landlord's obligations as specified in Article 5(a) herein, which will be maintained by Landlord;

                  (e) Be responsible (except to the extent provided in Section
11) for repairs and replacements to the Leased Space and the Building made necessary by reason of damage thereto caused by Tenant or its agents, servants, invitees or employees;

                  (f) Comply with all laws and enactments and regulations of any governmental authority relating or applicable to Tenant's occupancy of the Leased Space, and hold Landlord harmless from all consequences for failure to do so;

                  (g) Promptly notify Landlord of any damage to or defects in the Leased Space, and of any injuries to persons or property that occur therein;

                  (h) Pay for any alterations, improvements or additions to the Leased Space, other than those referred to in Section 4, made by or for Tenant, and not allow any lien

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to attach to the Building or Tenant's estate in the Leased
Space;

                  (i) Comply with the rules and regulations hereinafter contained and with all reasonable changes in and additions to them notice of which is given by Landlord to Tenant (such rules and regulations are and all such changes and additions will be part of this Lease);

                  (j) Comply with all reasonable requirements and recommendations of Landlord's and Tenant's respective insurance carriers relating to layout, use and maintenance of the Leased Space; and

                  (k) Certify, without charge, at any time and from time to time hereafter, within ten (10) days after request by Landlord or any Mortgagee, by a written instrument duly executed and acknowledged: (a) ratifying this Lease; (b) confirming the commencement and expiration dates of the term of this Lease; (c) certifying that Tenant is in occupancy of the Leased Space, and that the Lease is in full force and effect and has not been modified, assigned, supplemented or amended except by such writings as shall be stated; (d) certifying that all conditions and agreements under this Lease to be satisfied or performed by Landlord have been satisfied and performed except as shall be stated; (e) certifying that Landlord is not in default under the Lease and there are no defenses or offsets against enforcement of this Lease by Landlord, or stating the defaults and/or defenses claimed by Tenant; (f) reciting the amount of advance rent, if any, paid by Tenant and the date to which such rent has been paid; (g) reciting the amount of security deposited with Landlord, if any; and
(h) any other reasonable information which Landlord or the Mortgagee shall require.

         8. NEGATIVE COVENANTS OF TENANT. Tenant will not:

                  (a) Damage the Leased Space or any other part of the Building, or use any part of the Building not designated for use by Tenant except as such right is given in a writing other than this Lease;

                  (b) Bring into or permit to be kept in the Leased Space any dangerous, explosive or hazardous (meaning any substance which is toxic, ignitable, reactive or corrosive or that is regulated by any local government the Commonwealth of Pennsylvania or the United States Government. Hazardous substance includes any material defined as hazardous waste, "extremely hazardous waste" or a "hazardous substance" pursuant to any state, federal or local governmental law or regulation and includes, but is

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not limited to, asbestos, polychlorobiphenyls ("PCBs") and
petroleum products;

                  (c) Have property of substantial size or quantity delivered to or removed from the Leased Space without first making arrangements satisfactory to Landlord. Notwithstanding the foregoing, Tenant shall not be obligated to make moving arrangements with Landlord for items moved in and out of the Leased Space in the ordinary course of business, including, but not limited to, any equipment constructed which is necessary to service Tenant's software;

                  (d) Bring into the Leased Space or use any furniture or equipment that might be harmful thereto or harmful or annoying to others in the Building in the reasonable opinion of Landlord;

                  (e) Conduct itself or permit its agents, servants, employees or invitees to conduct themselves in a manner that in Landlord's judgment reasonably exercised is improper or unsafe;

                  (f) Manufacture any commodity with the exception of the construction of the equipment which is necessary to service Tenant's software or prepare or dispense any foods or beverages in the Leased Space;

                  (g) Remove, attempt to remove or manifest any intention to remove Tenant's goods or property from the Leased Space other than in the ordinary course of business; or

                  (h) vacate the Leased Space, or permit the Leased Space to be empty or unoccupied, without (1) notifying Landlord in advance of its intention to do so; and (2) performing all of the obligations of Tenant hereunder, including but not limited to the full and timely payment of all Rent and Additional Rent throughout the remainder of the Term and the timely payment of all electric bills and (3) taking all steps necessary to prevent the Leased Space from falling into a state of disrepair, reasonable wear and tear and damage by fire or other casualty excepted.

         9. TENANT'S ACTIONS REQUIRING LANDLORD'S CONSENT. Without prior written consent of Landlord, Tenant will not:

                  (a) Make any use of the Leased Space other than that described in Section 1;

                  (b) See Rider

                  (c) See Rider

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                  (d) Do anything that would result in the cancellation,
suspension or increase in the premium of any fire or other insurance policy carried by Landlord;

                  (e) Remove any of Tenant's property from the Leased Space other than in the ordinary course of Tenant's business conducted in the Leased Space, subject to paragraph 8(c) hereof; or

                  (f) deleted.

         10. ADDITIONAL RIGHTS OF LANDLORD. Landlord may at reasonable times and upon telephone notice to Tenant inspect the Leased Space, show it to prospective tenants during the last year of the original or any extended term, and alter, improve, repair or add to it to the extent that Landlord determines to be necessary for the protection and maintenance of the Leased Space or other parts of the Building and shall have access to the Leased Space for all such purposes and to exercise any other rights or obligations hereunder.

         11. LOSS, DAMAGE OR INJURY. Tenant will be responsible for and hereby relieves Landlord from and indemnifies Landlord against all liability by reason of any injury, damage or loss to any person or property that occurs in the Leased Space or in any other part of the Building, which results from the negligence of Tenant, its agents or employees. Landlord will be responsible for and hereby relieves Tenant from and indemnifies Tenant against all liability by reason of any injury, damage or loss to any person or property that occurs in the Leased Space or in any other part of the Building which results from the negligence of Landlord, its agents or employees. Landlord and Tenant will maintain in force, and at either party's request will produce evidence of general public liability insurance with limits that in either party's judgment reasonably exercised constitute adequate protection in light of the other party's particular circumstances and then existing practices with respect to such insurance carried by landlords and tenants occupying office space in similar buildings in the Suburban Philadelphia area.

         Notwithstanding any other provision herein, Landlord and Tenant hereby release each other, to the extent of the others insurance coverage, from liability of loss or damage to the property of the party granting such release, even if the loss or damage occurred through the negligence of such other party or its agents, servants, invitees or employees, provided this release shall be effective only with respect to loss or damage occurring during such time as the relevant insurance policy of the party granting such

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release contains a clause to the effect that this release does not affect such policy or the right of the insured to recover thereunder. Each party will use its best efforts to cause its policies of insurance to contain such a clause, but if an additional premium is charged for such waiver, the party benefiting therefrom, if it desires to have the waiver, will pay to the other the amount of such additional premium promptly upon being billed therefor.

         12. RESTORATION OF DAMAGE. If the Lease space is damaged by fire or other casualty and can be restored by Landlord within one hundred twenty days
(120) of the occurrence, as determined by Landlord and/or its casualty insurer, then:

                  (a) Landlord will restore the Leased Space (but not Tenant's property located therein) with reasonable promptness at Landlord's expense, except that Tenant may be liable for restoration costs under Section 7(e), and Rent and Additional Rent shall abate from the date of such occurrence until the date the Leased Space is re-occupied by the Tenant. Landlord shall be obligated to restore the Leased Space to at least the condition which existed immediately prior to the occurrence. However, in the event repairs are not completed within one hundred twenty (120) days from the date of damage or destruction, Tenant shall have the right to terminate the Lease, unless Landlord is diligently completing the work in which event the one hundred twenty (120) day period will be extended for an additional thirty (30) days.

                  (b) If the damage to the Building is so extensive that Landlord, in its sole discretion, determines not to restore it, then Landlord will so notify Tenant within thirty (30) days after the occurrence of such casualty and upon such notice this Lease will terminate.

                  Landlord will not be liable to the Tenant for any interruption in use of the Leased Space that results from damage to any part of the Building, but Rent and Additional Rent will be proportionately suspended during any period of time when any part (or all) of the Leased Space is untenantable, based on the extent to which tenant's use of the Leased Space is impaired during the period of any damage and/or restoration.

         13. CONDITION OF LEASED SPACE. Landlord leases the Leased Space in its condition when the term of this Lease begins and without any representation with respect to it or any duty to repair or alter it. Notwithstanding the foregoing, Landlord warrants and represents that on the Commencement Date and during the Term hereof, the Leased Space and Building will comply with all applicable laws,

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ordinances, rules and regulations of governmental authorities having jurisdiction, and that all mechanical, plumbing and HVAC systems will be in good working order.

         14. DEFAULT BY TENANT. If Tenant does one or more of the following:

                  (a) Fails to pay when due all amounts hereunder, and such default continues for five (5) days after written notice from Landlord;

                  (b) Takes any action prohibited hereunder, or takes any action requiring prior written notice by Tenant without giving Landlord such notice;

                  (c) Fails to perform any of its other obligations hereunder within thirty (30) days after written notice of any such failure has been given by Landlord;

                  (d) Becomes insolvent, makes an assignment for the benefit of creditors, files or has filed against it a petition in bankruptcy, bill in equity, or other proceeding for the appointment of a receiver or trustee for its property which is not dismissed within sixty (60) days, or if proceedings for reorganization or composition with creditors under any law is instituted by or against tenant;

                  Then Landlord will have the right to do once or more often any one or more of the following:

                  (a) Declare due and payable and sue to recover all unpaid rent and additional rent and all rent for the unexpired term of this Lease and all costs, commissions, and damage provided or permitted by law;

                  (b) Declare this Lease ended;

                  (c) By any means, enter and dispossess Tenant of the Leased Space, and remove, distrain upon and/or sell any property in it;

                  (d) Lease all or any part of the Leased Space to any other person with or without first altering the same;

                  (e) deleted

                  (f) Enter an amicable action and judgment in ejectment against Tenant, using this Lease or a copy as authority and causing a writ of possession to be issued. Tenant hereby empowers any attorney of any court of record to appear for it one or more times and to take on its behalf any or all of the actions described in this subsection,

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including entry of judgment by confession of judgment or
otherwise.

                  (g) All of the remedies hereinabove given to Landlord and all rights and remedies given to it by law and equity shall be cumulative and concurrent. No determination of this Lease or the taking or recovering of the premises shall deprive Landlord of any of its remedies or action against the Tenant for rent due at the time or which, under the terms hereof, would in the future become due as if there has been no determination, or for sums due at the time or which, under the terms hereof, would in the future become due as if there had been no determination, nor shall the bringing of any action for rent or breach of covenant, or the resort to any other remedy herein provided for the recovery of rent be construed as a waiver of the right to obtain possession of the Leased Space. In any action commenced by Landlord in exercise of any remedies provided hereunder, Landlord shall be entitled to recover its reasonable attorney's fees expended in such action or such specific attorney's commission as is otherwise specified herein.

         15. CONDEMNATION. If any part of the Leased Space shall be taken or condemned for a public or quasi-public use, and a part thereof remains which, in Tenant's opinion, is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the date Tenant vacates the condemned portion or the date title shall vest in the condemnor, whichever is earlier and the Rent payable hereunder shall be adjusted so that the Tenant shall be required to pay for the remainder of the Lease Term only such portion of such Rent as the number of square feet in the part remaining after the condemnation bears to the number of scare feet in the entire Leased Space at the date of condemnation; but in such event either party shall have the option to terminate this Lease as of the date Tenant vacates the condemned portion or the date when title to the part so condemned vests in the condemnor, whichever is earlier. If all the Leased Space of such part thereof, be taken or condemned so that there does not remain a portion susceptible for occupation hereunder, or if a portion of the parking or loading area is taken, which, in Tenant's opinion, detrimentally affects Tenant's business or will violate the requirements of any applicable zoning or similar law (or any permitted variance or exception), then this Lease shall thereupon terminate. If a part or all of the Leased Space be taken or condemned, all compensation awarded upon such condemnation or taking shall go to the Landlord and the Tenant shall have no claim thereto, and the Tenant hereby expressly waives, relinquishes and releases to Landlord any claim for damages or other compensation to which Tenant might otherwise be entitled because of any such

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taking or limitation of the leasehold estate hereby created and irrevocably assigns and transfers to the Landlord any right to compensation or damages to which the Tenant may be entitled by reason of the condemnation of all or a part of the Leased Space or the leasehold estate.

         See Rider

         16. SUBORDINATION. This Lease shall be subject and subordinate at all times to all ground and underlying leases which now exist or may hereafter be executed affecting the building or the land upon which the building is situated or both, whatsoever now or hereafter placed on or against the land and the building or either thereof, or on Landlord's interest or estate therein, or portion thereof, or on or against any ground or underlying lease, without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination; provided, however, that so long as Tenant is not in default, the terms of this Lease shall not be affected by termination proceedings in respect to such ground or underlying lease or foreclosure or other proceedings under such mortgages, Tenant hereby agreeing, at the written request of the Landlord under such ground or underlying lease or mortgage or purchaser of the mortgaged Premises in such foreclosure or other proceedings, to attorn to such Landlord or to such mortgagee or purchased or, at such Landlord's, mortgagee's or purchaser's option, to enter into a new lease for the balance of the Lease Term upon the same terms and provisions as are contained in this Lease. Notwithstanding the foregoing, Tenant shall execute and deliver upon demand, such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages as may be required by Landlord.

         17. (Deleted)

         18. NOTICES. All notices hereunder to be effective must be in writing and sent registered or certified mail to the landlord at its principal office, Lieberman, Inc., 485 Devon Park Drive, #100, Wayne, Pennsylvania, 19087 and to Tenant after the term begins at the address stated after its name above, and before the Lease Term begins at: 763 West Lancaster Avenue, Bryn Mawr, Pennsylvania, 19010, Attention: Mr. Bruce Johnson or at such other address as either party may hereafter give the other for such purpose. Notices will be deemed to have been given when so mailed.

         19. DELAYS IN EXERCISING RIGHTS. No delay or omission by Landlord or Tenant in exercising any right upon any default by the other will impair any such right or be

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construed as a waiver of any such default or an acquiescence in it. No waiver of any default will affect any later default or impair any rights of Landlord or Tenant with respect thereto.

         20. PARTIES BOUND, ETC. This Lease will bind and inure to the benefit of (a) Landlord, its successors and assigns and (b) Tenant and such of its successors and assigns as are approved by Landlord pursuant to Section 9(b).

         21. LUNCH ROOM. Landlord agrees to provide for Tenant an area not to exceed 286 square feet on the lower level of Building 600 for Tenant's exclusive use as a lunch room for Tenant's employees, invitees and guests. Landlord, at Landlord's sole cost and expense, will construct the improvements in the lunch room located as shown in Exhibit "A-1" hereto and in accordance with the specifications attached hereto as Exhibit "A-2" and Exhibit "B". Such lunch room improvements will be constructed using materials and components of equal or superior quality to those incorporated in the other improvements within the Leased Space prepared pursuant to paragraph 4 hereof. Such improvements shall be completed by the Commencement Date. Landlord and Tenant agree that Landlord may open this area to others in the Complex at any time during the Lease Term, provided that Landlord enlarges this area to maintain a minimum of 286 square feet exclusively for Tenant and the base cabinets, countertop, sink and appliances owned by Tenant shall also be for the exclusive use of Tenant.

         22. EXPANSION OPTIONS. Landlord agrees to reserve for Tenant two contiguous 1,500 square foot areas on the lower level of the Building. Said areas must be adjacent to windows and the location must be acceptable to Landlord and Tenant. Tenant must exercise its right to expand into on the initial 1,500 square foot area ("Area 1") by written notice to Landlord on or before January 1, 1993 or Tenant forfeits its rights to Area 1. Tenant must exercise its right to expand into the second 1,500 square foot area ("Area 2") by written notice to Landlord on or before January 1, 1994 or Tenant forfeits its rights to Area 2. The base rental rate for Area 1 and Area 2 shall remain at $16.25 per square foot per year until September 1, 1996. Thereafter, the base rental shall be at a rate of $16.75 until August 1, 2001. In all other respects, Tenant's occupancy of Area 1 and/or Area 2 shall be under the same terms and conditions contained in this Lease. In the event Tenant exercises its expansion options with respect to Area 1 and/or Area 2, Landlord shall, at Landlord's sole cost and expense, build out such areas to suit Tenant's requirements using materials and components of equal quality to those incorporated in the other improvements within the Lease

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Space prepared pursuant to paragraph 4 hereof. Said build out shall be completed within sixty (60) days after Landlord and Tenant execute an Addendum to this Lease providing for such expansion for such space and the fit-up plans for such space are given to Landlord for Area 1 and/or Area 2. Rent and Additional Rent for Area 1 and/or Area 2 shall not commence until Landlord delivers possession of Area 1 and/or Area 2 to Tenant and shall be payable pursuant to the schedule set forth in paragraph 2 of the Lease.

         23. MISCELLANEOUS. "Landlord" means the Landlord named herein irrespective of the pronoun used with respect to the term, and all persons acting for it. "Tenant" means all names which appear before the term at the beginning hereof, irrespective of the pronoun use with respect to the term. This Lease contains the entire agreement of Landlord and Tenant except for any changes and additions to rules and regulations pursuant to Section 7(i), and is subject to change only by a writing referring to this Lease and executed by both parties.

         IN WITNESS WHEREOF, and intending to be bound, Landlord and Tenant have executed this Agreement on the day and year first above written.

TENANT:                                                LANDLORD:
TELEBASE SYSTEMS, INC.                                 BEBOB ASSOCIATES

BY:________________________                   BY:______________________
   _________________ (title)

ATTEST:____________________                   ATTEST:__________________

Lieberman, Inc. hereby executes this Lease as Agent for Landlord. All rental payments shall be paid to Agent at 485 Devon Park Drive, Suite 100, Wayne, Pennsylvania 19087 or at such other address as Agent may direct.

                                              LIEBERMAN, INC.

                                              BY:______________________

                                              ATTEST:__________________

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
                         RULES AND REGULATIONS COVERING
                         USE OF OFFICE UNDER THIS LEASE

(Constituting a part of this Lease as stated in Section 7(i))

1. The building entries or sidewalks shall not be obstructed by any of the Tenants, or used by them for any other purpose than for ingress and egress from and to their respective offices. The building entries and roof are not for the use of the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord, or his employees, shall be prejudicial to the safety, character, reputation, and interests of the Building and its Tenants.

2. The floors, windows, doors and transoms that reflect or admit light in passage ways, or into any place in said building shall not be covered or obstructed by any of the Tenants. The toilet rooms, water closets, and other water apparatus shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, ashes, chemicals, or the refuse from electric batteries, or other injurious substances, shall be thrown therein. Any damage resulting from the misuse or abuse shall be borne and immediately paid by Tenant by whom or by whose employees it shall have been caused.

3. Nothing shall be placed by the Tenants, or their employees, on the outside of the Building or on the windows, window sills or projections.

4. No sign, advertisement, or notice shall be inscribed, painted, or affixed on any part of the outside or within the Common Area of any building by the Tenant unless (a) the sign, advertisement or notice is in compliance with all Applicable Township Ordinances and regulations; and (b) the design and form of the same is first approved by Landlord, which approval will not be unreasonably withheld.

5. No additional locks shall be placed upon any doors of the premises and the Tenant shall not permit any duplicate keys to be made, but if more than two keys for any door or lock shall be desired, the additional number must be paid for by the Tenant. Each Tenant must, upon the termination of this Lease, leave the

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         windows and doors in the demised premises in like condition as of the date of said lease, and must then surrender all keys of the offices.

6. No Tenant shall do or permit anything to be done in said premises, or bring or keep anything therein, which will in any way increase the rate of fire insurance on said Building, or on property kept therein, or obstruct or interfere with the rights of other Tenants, or in any other way injure or annoy them, or conflict with the laws relating to fires, or with the regulations of the Fire Department or with any insurance policy upon said leased premises.

7. In order that the leased premises may be kept in good state of preservation and cleanliness, each Tenant shall, during the continuance of his Lease, permit the Landlord's employees to take charge of and clean the said leased premises.

8. No Tenant shall employ any person or persons, other than the Landlord's employees for the purpose of such cleaning, or taking charge of said premises. Tenants will see each day that the doors are securely locked before leaving the Building.

9. The Landlord or his agents shall have the right to enter any promises at reasonable times and upon telephone notice to Tenant to examine the same, or to run telegraph or other electric wires, or to make such repairs, additions and alterations as he shall deem necessary for the safety, improvements, preservation, and restoration of the said Building, or for the safety or convenience of the occupants thereof.

10. Tenants, their employees or others shall not make or commit any improper noises or disturbances of any kind in the Building, or mark or defile the water-closets, or toilet-rooms, or the walls, windows, doors, or any other Tenants or those having business with them. Tenants shall be liable for any damage to the Building done by their employees.

11. No carpet, rug, or other article shall be hung or shaken out of any doors, and nothing shall be thrown or allowed to drop by the Tenants, their clerks, or employees out of the doors, and no Lessee shall sweep or throw, or permit to be swept or throw from the leased premises, any dirt or other substances into the building entries or upon any adjoining building or roof.

12. No animals or birds shall be kept in or about the premises or permitted therein.

13. If Tenant desires to introduce signalling and telegraphic (but not telephonic) wires and instruments, the Landlord will direct the electricians as to where and how the same are to be placed, and without such directions no placing, boring or cutting will be permitted. Landlord shall in all cases retain the right to require the placing and using of such electrical protecting devices to prevent the transmission of excessive currents of electricity into or through the Building and to require the hanging of wires and of their placing and arrangement as Landlord may deem necessary, and further to require compliance on the part of all using or seeking access to such wires, with such rules as Landlord may establish relating thereto and in the event of noncompliance with the requirements and rules Landlord shall have the right to immediately cut and prevent the use of such wires. Notice requiring such changing of wires and their replacing and rearrangement given by Landlord to any company or individual furnishing service by means of such wires to any Tenant shall be regarded as notice to such Tenant, and shall take effect immediately. All wires used by Tenants must be clearly tagged at the distributing boards and junction boxes and elsewhere in the Building with the number of the office to which said wires lead, and the purpose for which said wires respectively are used, together with the name of the company operating same.

14. Tenants shall not use nor keep nor permit to be used or kept in the Building any articles having an offensive odor, nor any explosives, kerosene, gasoline, benzine, camphere, burning fluid or other illuminating material.

15. No Tenant and no employees of any Tenant shall go upon the roofs of said Building, or any adjoining building, without the written consent of Landlord or of the agent of Landlord.

16. No furniture, packages or merchandise will be received in the Building, except between such hours as shall be designated by the Landlord, subject to paragraph 8(c) of the Lease. The Landlord in all cases shall prescribe the method and manner in which any merchandise, heavy furniture or safes shall be brought in or taken out of the Building, and also the hours at which such moving shall be done. The Landlord shall in all cases retain the right to prescribe the weight and proper position of such heavy furniture and safes and all damages done to the Building by taking in or out of such merchandise, heavy furniture or safes or any damage done to the Building while said property shall be therein, shall be made good and paid for by the Tenant by, through or under whom the said damage may have been done.

17. The walls or partitions shall not be marked, perforated or broken by Tenant without restoration of the same by Tenant at its sole expense. Tenant shall not make any attachment to the electric lighting wires of the Building for storing of electricity, nor shall any Tenant use any other method of heating than that provided by Landlord, without the written consent of the Landlord. Tenants desiring to put in call boxes will notify the Landlord, who will designate where the same shall be placed. No mechanics shall be allowed in or about the Building other than those employed by the Building Management without the written consent of the Landlord first having been obtained.

18. Tenants shall be so requested to give no fees to the employees of the Building. Tenants are also retested to give immediate notice to the office of any canvassers, newsboys, peddlers or beggars plying their trade in the Building with view to the prevention of same.

19. The Landlord reserves the right to rescind any of these rules and to make such other and further reasonable rules and regulations as in Landlord's judgment, may from time to time be needful for the safety, care, maintenance, operation and cleanliness of the Building, and for the preservation of good order therein, which when so made, and notice thereof given to the Tenants, shall have the same force and effect as if originally made a part of the foregoing lease.

20. The use of rooms as drinking, eating and sleeping apartments is prohibited with the exception of the Lunch Room.

21. The delivery of towels, ice, water, newspapers and other supplies to Tenants in the Building will be permitted only under the direction, control and supervision of the Landlord.

                                  EXHIBIT "A-2"

                                 BUTTONWOOD PARK

                          TELEBASE FIT-UP, BUILDING #6

         1. PERMITS

Hough/Loew will obtain and pay for all permits required for the construction of the suite including Pennsylvania State Department of Labor and Industry.

         2. SCOPE OF WORK

All work will be in accordance with the plans dated January 8, 1991, last revised on April 23, 1991, (the "Plans") and as further described in this "fit-up" work letter.

         3. PARTITIONS

Hough/Loew will furnish and install fixed drywall partitions as shown on the "Plans". Interior office partitions shall have 3 5/8" metal studs 16" on centers with 1/2" gypsum board on each side. Exterior walls will be drywalled on top of existing shell perimeter wall system. Batt insulation will be installed in the walls around all bathrooms.

All walls will receive two coats of flat latex paint with the exception of upgrades noted in Exhibit "A-1". Bathrooms to have vinyl wallcovering with the exception of the "wet wall" which will be ceramic tile.

         4. DOORS AND HARDWARE

Interior doors shall be nominal 3'0"x 6'8"x 1 3/4" solid core, pre-finished stain grade oak veneer, with an 18 gauge metal frame. All interior doors shall be equipped with a door stop and light commercial grade hardware.

         5. CEILINGS

Ceilings to be fully accessible with 2' x 4' Armstrong "fissured mina-board". All ceilings shall be installed to provide a nominal finished height of 8'0".

         6. WINDOW TREATMENT

All exterior windows in the building will be trimmed and shall be provided with horizontal 1" mini-blinds.

         7. FLOORING

Building standard carpeting with vinyl base will be installed throughout the space with the exception of upgrades noted in Exhibit "A-1". VCT is included for the vending and lunch areas. Carpet installation shall be by means of direct glue down. Bathroom flooring will be ceramic tile.

         8. CABINETRY AND MILLWORK

The vending area on the first floor and coffee nook area on the second will have stock laminate wall and base cabinets with counter top. Bathrooms to have plastic laminate counter tap. Millwork will be constructed in the coffee room, mail copyroom, USD Bullpen, SOS area, C/E Bullpen and S/E Lab, as noted in Exhibit "A-1". The costs, as shown below, shall be shared by Landlord and Tenant to be paid when and as provided in paragraph 35 of the Rider to the Lease.

                                 MILLWORK COSTS

                         TELEBASE       BEBOB ASSOCIATES
                         --------       ----------------


Coffee area                              $1,500
Shelving/Storage          $2,400*
Mail/Copy                  1,500          1,500
USD Bullpen                  850            850
SOS Area                   2,975          2,000
C/E Bullpen               412.50          412.50
Reception station          5,000*
S/E Lab                    1,250          1,250

* Option Items


         9. HEATING, VENTILATING, AND AIR-CONDITIONING

Hough/Loew will provide a split-system designed HVAC system in accordance with ASHRAM standards. The system shall include roof mounted packaged heat pump units for the second floor and ground-mounted electric condensing heat pump unit, with joist mounted air handler with evaporator and back-up electric resistance heat for the first floor areas. The work will include a duct distribution system consisting of 1" energy-efficient fiber-board supply and return trunk lines, insulated flexible branch lines, diffusers and grilles all installed in accordance with SMACNA standards.

Exhaust fans will be provided for both bathrooms and all conference rooms and lunch room areas.

         10. PLUMBING

Hough/Loew will provide two bathrooms as shown on the plan. Mens room to have two commodes, two urinals and two sinks. Ladies room to have three commodes and two sinks. Sinks will be installed in countertop (no base cabinets). Miscellaneous toilet room fit-up including partitions. Toilet paper holder, mirror, etc. are included. One sink is also included in the vending area and coffee area. One electric water cooler will be supplied outside the second floor bathrooms.

         11. ELECTRICAL

Lighting fixtures shall be '2 x 4' standard recessed fluorescent lighting fixtures with acrylic prismatic lens covers with the exception of upgrades noted in Exhibit "A-1". Open plan lighting has been calculated in accordance with the ratio of one light fixture for each 75 sq. ft. of open plan area.

We have included an empty four-hundred amp 120v/206v, 3 phase panel board in the computer room for connection by Telebase. We have also included single point panel electrical connection feeds to the landscape partition work.

Individual electrical metering and distribution equipment consisting of electrical panels and all service work specific to this suite is included.

A computer power distribution system will be provided in the Leased Space pursuant to the specifications set forth in A-3, the cost of which shall be shared by Landlord and Tenant to be paid when and as provided in paragraph 35 of the Rider to the Lease.

The Leased Space shall be provided with electrical service of not less than 400 amps. Landlord agrees to reserve an additional 200 amps capacity for Tenant's use for a total of 600 amps electrical service. Tenant shall pay all of the costs associated with the connection of its equipment to the additional 200 amps of reserved capacity provided herein at such time as Tenant elects to use such additional reserve capacity amperage.

         12. SECURITY SYSTEM

A security system will be installed in the Leased Space pursuant to specifications to be determined by Tenant with the cost of such security system to be shared by Landlord and Tenant to be paid when and as provided in paragraph 35 of the Rider to the Lease.

         13. LIGHTNING SUPPRESSION SYSTEM

A lightning suppression system will be made available by Landlord for use by Tenant in conjunction with the electrical system serving the Leased Space. In the event that such a lightning suppression system is not already in place serving the electrical system of the Leased Space, Landlord will, at its sole expense, provide for the installation of such systems to be made available for Tenant's use.

         14. MISCELLANEOUS

We have included a Halon fire suppression system for the computer room area as noted within the request for proposal.

         15. COMPUTER ROOM

Computer Room fit-up work shall be constructed or installed by DataCenter Design, Inc. in accordance with the specification set forth in Exhibit "A-3" attached hereto.

         16. EXCLUSIONS

The following items have not been included

Telephone wiring or equipment

Wiring of owner's equipment or panel systems Appliances Upgraded finishes as depicted on Exhibit A-1 Modular partition systems

                                    EXHIBIT B

         To Lease Dated April 26, 1991, Between BEBOB ASSOCIATES, ("Landlord") and TELEBASE SYSTEMS, INC. ("Tenant").

         1. Landlord will at its expense prior to commencement of the term of the Lease complete the following building standard work with building standard materials in the Leased Space, all in good and workmanlike manner and in compliance with all applicable laws, ordinances, rules and regulations of governmental authorities having jurisdiction and as provided in Exhibits "A-1", "A-2", and "A-3";

                  (a) Furnish and install straight partitions, together with doors and hardware according to building standard.

                  (b)      Furnish and install acoustical hung ceilings.

                  (c)      Furnish and install carpeting.

                  (d) Furnish and install fluorescent light fixtures throughout leased space. Install lamps and bulbs in all light fixtures.

                  (e) Furnish and install light switches throughout leased space.

                  (f) Furnish and install duplex electrical receptacles throughout leased space.

                  (g)      Paint all doors and trim.

                  (h) Furnish and install standard window blinds on all exterior windows.

                  (i) Furnish and install sink, countertop, and cabinets in the kitchen area.

                  (j)      HVAC.

                  (k)      Plumbing work.

                  (l)      Computer Room fit up.

                  (m)      Security System.

                  (n)      Lighting Suppression System.

         2. On or before May 6, 1991, and for carpet and paint selections, May 15, 1991, Tenant will furnish complete and detailed written information for drawings, or shall indicate its written acceptance of drawings or specifications prepared by Landlord, for the following items:

                  (a)      Partition locations and type.

                  (b)      Door locations, sizes and type.

                  (c)      Lighting plan for space.

                  (d)      Location of electrical outlets and telephone outlets.

                  (e) Specific plumbing requirements, if any, including plans and sections.

                  (f) Decorative plans, including paint schedule, and wall coverings.

                  (g)      Any other requirements.

         3. If Tenant fails to furnish the information for drawings above referred to by the specified date, Tenant will bear any additional expense thereby occasioned to Landlord, and any date by which Landlord shall have agreed to complete such work and give occupancy to Tenant shall be automatically extended for a time period equal to such delay.

                                    EXHIBIT C

         To Lease Dated April 26, 1991, Between BEBOB ASSOCIATES ("Landlord"), and TELEBASE SYSTEMS. INC.

         Tenant shall pay as Additional Rent its proportionate share of any increase in Operating Expenses, over the operating expense stop (the "Operating Expense Stop") which shall be defined herein as the product of 42,600 square feet multiplied by $3.75 per square foot for a total of $159,750.00, incurred by Landlord during the term of this Lease in operating the Land and Buildings known as Buildings Six Hundred (600) and Seven Hundred (700) within Buttonwood Park ("the Land and Buildings") which include a combined total of 42,600 square feet of rental space ("Rental Space).

         The amount of Additional Rent, if any, due hereunder shall be determined in the following manner:

         During each calendar year thereof (pro-rated for any period less than a year), Tenant shall pay to Landlord as additional rent ("Additional Rent"), upon being billed therefor as provided herein, a sum equal to (1) the Operating Expense for such calendar year less the Operating Expense Stop of the Land and Buildings multiplied by (2) that percentage which is derived by dividing the number of square feet leased by Tenant (15,000) by the total amount of square feet of Rentable Space (42,600) within that phase of Buttonwood Park of which the Leased Premises are a part. That percentage is (35.2%). "Operating Expenses" as used herein means the actual, necessary and competitive out-of-pocket expenses, costs and charges incurred for the operation, maintenance, repair, capital investments and improvements of the Land and Buildings and common areas, as defined in the Lease, as determined by generally accepted accounting principles, and shall include, but not be limited to:

         (a) wages and salaries, and taxes imposed upon employers with respect thereto (including social security, old age, unemployment insurance, and disability insurance), fringe benefits (including without limitation vacation, holiday and other proper allowances), paid to employees, independent contractors or agents of the Landlord engaged in the operation, repair, management or maintenance of the Land and Buildings and Common Areas;

         (b) costs of utilities serving the Land and Buildings and Common Areas other than areas intended to be leased to Tenants at a rate which will not exceed that rate actually charged to Landlord by the utility company, services and supplies by whomever performed or furnished;

         (c) cost of electricity at a rate which will not exceed the rate which is actually charged to Landlord by the utility company consumed by lighting fixtures and power appliances and equipment used for lighting of common and service areas and operation of equipment, services and facilities supplied by Landlord;

         (d) real estate taxes, assessments, and other governmental and public assessments assessed upon the Land and Buildings, or arising in connection with the use, occupancy or possession thereof, or any interest therein, including but not limited to real property taxes, municipal authority assessments, and highway improvement assessments, if any. Nothing herein contained shall be construed to require Tenant to pay (i) franchise, inheritance, estate, succession, capital stock, gift or transfer tax of Landlord; (ii) income or excess profits tax assessed upon or in respect of any income of Landlord or chargeable to or required to be paid by Landlord, or (iii) penalties or interest for late payment of Real Estate taxes or assessments;

         (e) water rents and sewer rents, at a rate which will not exceed the rate which is actually charged to Landlord by the utility company;

         (f) cost of all insurance that is customarily carried by operators of comparable first class office buildings. No charge for insurance shall be included that reflects an increase in premiums due to an act or omission of any of the tenants of the Buildings for which Landlord is reimbursed by such tenants;

         (g)      reasonable accounting, bookkeeping, legal and management fees.

         All expenses to be taken into account pursuant to this Section shall be "net" only and for such purpose shall be deemed reduced by the amounts of any insurance or other reimbursement, recoupment, payment discount, credit reduction or allowance received by Landlord in connection with such expenses.

         On account of the Additional Rent payable, Tenant shall pay to Landlord on the first day of each month during the term hereof in advance one-twelfth (1/12) of the amount Landlord estimates will be due hereunder for the current year. After the end of such year, Landlord shall render a statement itemizing the operating expenses and certified by Landlord's accountants to Tenant for the actual amount of the Additional Rent, and, within thirty (30) days thereafter, Tenant will pay any additional amount shown to be due by Tenant pursuant to this section and the other terms of this Lease. If the actual amount paid by Tenant for such year is less than the estimated payments made by Tenant for such year, Landlord shall, at option of Tenant, reimburse Tenant the difference within thirty (30) days of receipt of such statement or credit such excess to the additional rent due for the following lease year.

         All sums payable hereunder by Tenant, or which are at the expense of Tenant, are deemed and considered to be rent, and, if not paid, Landlord shall have with respect thereto all the rights and remedies provided for herein and by law for the nonpayment of rent.

         Tenant's obligation to pay its proportionate share of any increases in Operating Expenses for the calendar year in which this Lease terminates shall survive termination of this Lease.

                                      RIDER

         Rider to Lease dated of even date herewith between BEBOB ASSOCIATES ("Landlord") and TELEBASE SYSTEMS, INC. ("Tenant").

         1. The following shall be added to Paragraph 1 of the Lease:

         (b) Landlord hereby leases to Tenant for use only as a lawful and respectable office and for the periodic construction of computer equipment necessary to service and process Tenant's software, 15,000 square feet of space located in Building 600 (the "Building") of the Buttonwood Park Office Center (the "Complex"). The Leased Space includes a portion of the first floor and the entire second floor of the Building as shown on Exhibit "A-1" attached hereto and those areas and facilities of the Building and the land ("Land") on which the Building is located which Landlord provides and designates for the general non-exclusive use and convenience of Landlord, Tenant and other tenants of Landlord and their respective employees and invitees (collectively "Common Areas"). Common Areas include: parking and loading areas; access roads; driveways; exterior walls, ramps and stairways; common loading docks; landscaping; interior corridors and stairs; underground storm and sanitary sewers and utility lines installed at the expense of Landlord; public bathrooms; lobby; common entrances and drinking fountains and excluding all areas of the Building intended for the use of one occupant. Landlord shall operate, manage and maintain all of the Common Areas as hereinafter set forth.

         Landlord agrees that it will use the Land for and manage the Building as a first-class office building and will not lease or permit any tenant or occupant, including Landlord, to occupy, use or maintain any space in the Building or Land for a use or in a condition which tends to materially impair the use, condition or reputation of the Land or Building as a first-class office building.

         Notwithstanding anything contained in the Lease, Rider, Rules and Regulations, Plans contained in Exhibit "A- 1" and Specifications contained in Exhibits "A-2", "A-3" and "B" attached hereto, Landlord acknowledges and agrees that the base building systems shall be adequate to accommodate Tenant's proposed business, including, but not limited to, electrical, mechanical and HVAC systems.

         2. Paragraph 4 of the Lease is hereby amended in its entirety to provide as follows:

         Landlord, at Landlord's sole cost and expense, will prepare the Lease Space for occupancy by Tenant pursuant to the Proposed Plans for Tenant dated January 8, 1991 and last revised April 23, 1991 (the "Plans") as more fully set forth in Exhibit "A-1" and the Specifications set forth in Exhibits "A-2", "A-3" and "B" and shall complete the improvements by August 15, 1991 ("Completion Date"). Landlord and Tenant acknowledge that the Plans are not in final form. Landlord shall not begin construction of the Leased Space until Tenant has reviewed and approved any and all related plans used in the construction of the Leased Space, all of which shall be in substantially the same form as the Plans.

         The improvements shall be deemed "completed" on the date when (a) Tenant is able to use the Leased space for the purposes set forth in Paragraph 1(b); (b) state and local certificates of occupancy have been issued; and (c) the Leased Space is in compliance with the Plans set forth in Exhibit "A-1" and the Specifications set forth in Exhibit "A-2", "A-3" and "B". Landlord hereby gives Tenant permission to enter into possession of the Leased Space on the Completion Date and prior to the Commencement Date, for the purpose of installing (i) telecommunication lines, (ii) lines for local area networks and
(iii) modular furniture. During the period between the Completion Date and the Commencement Date, Tenant covenants and agrees that such occupancy of the Leased Space shall be deemed to be under all of the terms, covenants, conditions and provisions of this Lease, except as to the covenant to pay Rent which shall commence as specified in Paragraph 2 of the Lease, and Additional Rent which shall commence as specified in Paragraph 6 of the Lease and Exhibit "C".

         If Landlord is not able to give actual possession of the Leased Space to Tenant within sixty (60) days of the Commencement Date by reason of the fact that improvements or alterations shall not have been sufficiently completed by Landlord to make the Leased Space ready for occupancy, Tenant shall have the option to terminate this Lease. If Tenant chooses not to terminate this Lease, the Commencement Date shall begin on the date Landlord delivers possession of, and certificates of occupancy for, the Leased Space to Tenant, Tenant is able to use the Leased Space for the purposes set forth in Paragraph 1(b), and the Leased Space is in compliance with the Plans set forth in Exhibit "A-1" and the Specifications set forth in Exhibits "A-2", "A-3" and "B". In that event, Rent and Additional Rent shall not commence until seven (7) months following such date and the rental schedule set forth in Paragraph 2 of the Lease shall be deferred to reflect the delayed Commencement Date.

         Notwithstanding the foregoing, in the event that Landlord is unable to give actual possession of the Leased Space to Tenant within sixty (60) days of the Commencement Date because Landlord is delayed in performing the improvements by an act of God or by requirements of governmental agencies established after the date of this Lease, then the Commencement Date shall automatically be extended for a time period equal to such delay. The Commencement Date shall begin on the date Landlord delivers possession of, and certificates of occupancy for, the Leased Space to Tenant, Tenant is able to use the Leased Space for the purposes set forth in Paragraph 1(b), and the Leased Space is in compliance with the Plans set forth in Exhibit "A-1" and the Specifications set forth in Exhibits "A-2", "A-3" and "B". In that event, Rent and Additional Rent shall not commence until seven (7) months following such date and the rental schedule set forth in following such date and the rental schedule set forth in Paragraph 2 of the Lease shall be deferred to reflect the delayed Commencement Date. Notwithstanding the foregoing, in no event shall such delay extend beyond one hundred and twenty (120) days from the Commencement Date or Tenant shall have the right to terminate this Lease.

         In the event that Landlord is unable to give actual possession of the Lease Space to Tenant within sixty (60) days of the Commencement Date because of the failure of Tenant to timely or fully provide all information necessary to enable Landlord to perform the improvements, the term of this Lease shall begin on the Commencement Date and Rent and Additional Rent shall be paid in accordance with Paragraph 2 and Paragraph 6 of the Lease.

         Before the Completion Date, the parties shall inspect the Leased Space, have all systems demonstrated, and prepare a punchlist. The punchlist shall list incomplete, minor or insubstantial details of construction, necessary mechanical adjustments, and needed finishing touches. Landlord will complete the punchlist items within thirty (30) days after the Completion Date. Landlord will promptly correct any latent defects as they become known, if Tenant notifies Landlord of the defect within thirty (30) days after Tenant first learns of the defect.

         3. The following shall be added to Paragraph 5 of the Lease:

         d) Maintain the Common Areas in a manner comparable to other first class office buildings. Such maintenance shall include snow removal, repairs, replacements, lawn care and landscaping;

         e) If any essential services supplied by Landlord are interrupted and such interruption is caused by the negligent or intentional conduct of the Landlord, its employees or agents, Tenant shall be entitled to an abatement of Rent and Additional Rent (Interruption Abatement"). The Interruption Abatement shall begin on the second consecutive business day of the interruption or when Tenant stops using the Leased Space because of the interruption, whichever is later. The Interruption Abatement shall end when the services are restored. Tenant shall have the option to cancel the Lease if the interruption unreasonably or materially interferes with Tenant's use of or access to the Leased Space for more than ten (10) consecutive days;

         f) Keep the Building and the Leased Space insured against damage or destruction by fire, earthquake, vandalism and other perils in the amount of the full replacement value of the Building and the Leased Space, but not Tenant's property therein, as the value may exist from time to time. Upon written request of Tenant, Landlord shall furnish Tenant with a copy of the certificate or certificates of such insurance policy or policies. All such insurance shall be procured from a responsible insurance company or companies authorized to do business in the state where the Leased Space is located and have a rating of not less than "A" and of not less than "Class VII" in financial size as rated in the most current available "Best's Insurance Reports". All such policies shall provide that the same may not be cancelled or altered except upon thirty (30) days prior written notice to Tenant. Such insurance shall include an extended coverage endorsement of the kind required by an institutional lender to repair and restore the Building and Leased Space;

         g) Provide Tenant, its employees, agents and invitees access to the Leased Space twenty-four (24) hours a day, seven (7) days a week; and

         h) Except for the maintenance obligations of Tenant set forth in Paragraph 7(d), Landlord shall maintain and keep in good condition, and replace if necessary, the roof, all structural components, the Building lavatories and all utility systems serving the Building, the Common Areas and the Leased Space, including, the mechanical, electrical, plumbing and HVAC systems. Landlord shall make such repairs and replacements in order to maintain the Building, Common Areas and the Leased Space in a condition comparable to other first class office buildings.

         Tenant shall give Landlord prompt written notice of any damage to or defects in the Leased Space, Common Areas or Building for which Landlord is responsible. Except as otherwise herein provided, if Landlord fails to do any work required by this
Section 5(h) and such failure continues for more than thirty (30) days after Landlord receives written notice from Tenant directing Landlord to do such work (which 30-days period shall be extended for an additional fifteen (15) days to complete the work, provided Landlord is diligently prosecuting the same), then Tenant may do such work and deduct said cost from the Rent due the Landlord. In the event of an emergency, Tenant may immediately perform or have performed the work required to cure the problem if and only if Tenant has first attempted to telephone Landlord and such attempt proves unsuccessful.

         4. The following shall be added as Paragraph 9(b) of the Lease:

         Tenant shall have the right to sublet all or part of the Leased Space provided that Tenant obtains Landlord's written consent, which consent will not be unreasonably withheld or delayed by Landlord, and provided further that Tenant will remain primarily liable to Landlord for all Rent and Additional Rent due under this Lease.

         Tenant shall have the right to assign the Leased Space and Landlord will give its consent to such assignment provided such assignment is (a) to an entity whose financial condition is equal to or exceeds the financial condition of Tenant, or (b) to any corporation or partnership that controls, is controlled by, or is under common control with Tenant, or any corporation resulting from the merger or consolidation with Tenant, or to any entity that acquires all of Tenant's assets as a going concern of the business that is being conducted at the Leased Space as long as the assignee is a bona fide entity and assumes all of the obligations of Tenant under this Lease.

         5. The following shall be added as Paragraph 9(c) of the Lease:

         Notwithstanding the foregoing, all of Tenant's trade fixtures and all personal property, removable fixtures, apparatus, machinery and equipment now or hereafter located in the Leased Space or Building, owned by Tenant or any other occupant of the Leased Space and whether or not the same are affixed thereto, shall be and remain the personal property of the Tenant.

         Tenant shall not make any alteration of or addition to the Leased Space after the Commencement Date without the prior written approval of Landlord which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Tenant may make alterations and/or additions to the specially constructed Computer Room located within the Leased Space and designated on Exhibit "A-1" without Landlord's consent. All such alterations and additions, as well as all fixtures, equipment, improvements and appurtenances installed in the Leased Space at the inception of the term of this Lease shall, upon installation, become and remain the property of Landlord and shall be maintained by Tenant during the term hereof and any renewals and extensions thereof, in the same good order in which the Leased Space is generally required to be maintained by Tenant, reasonable wear and tear and damage by fire other casualty excepted. Tenant may, at the expiration of the term hereof, remove Tenant's trade fixtures and other personal property which can be removed without damage to the Leased Space. Any trade fixtures that cannot be removed without causing damage to the Leased Space shall be removed by Tenant at Tenant's election, provided Tenant restores the Leased Space to the same good condition they were in prior to the installation thereof, reasonable wear and tear excepted. All alterations and additions by Tenant shall be performed in accordance with plans and specifications therefor submitted to Landlord, in a good and workmanlike manner and in conformity with all laws, regulations, rules, ordinances and other requirements of all government or quasi-governmental authorities having jurisdiction.

         6. The following shall be added to the end of Paragraph 15:

         The foregoing shall not, however, deprive Tenant of those items Tenant is permitted by law to receive, including but not limited to, any separate award for moving expenses, business dislocation damages, Tenant's personal property and fixtures or for any other award to which Tenant is entitled.

         7. The following shall be added after the word "that" and before the word "so" on line 10 of Paragraph 16:

         "this provision for subordination shall not apply unless the mortgagee or landlord shall agree in writing that"

         8. The following provisions shall be added to the Lease:

24. Covenant of Quiet Enjoyment.

         Landlord further represents, covenants and warrants for itself, its successors and assigns that as long as Tenant, its successors and assigns faithfully performs the terms of this Lease within the applicable grace and cureperiods, Tenant, its successors and assigns shall quietly and peaceably enjoy the Leased Space and shall not be disturbed or interfered with by Landlord or by any person claiming by, through or under Landlord, during the Term of the Lease or any renewals or extensions thereof.

25. Enforceability.

         If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

26. Choice of Law.

         This Lease shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

27. Modification.

         This Lease may be changed, waived, discharged or terminated only by an instrument in writing signed by the parties hereto.

28. Entire Agreement.

         This Lease and Rider represent the entire agreement between the parties hereto. Except as set forth herein, there are no promises, representations or understandings between the parties of any kind or nature whatsoever.

29. Brokers.

         Tenant and Landlord each represent and warrant to the other that it or they have not made any agreement or taken any action which may cause anyone to become entitled to a commission as a result of this Lease, except for the Commission Agreement between Landlord and Smith, Mack and Birmingham and Co., Inc. dated May 3, 1991 ("Commission Agreement") for which Landlord shall be totally responsible for the commission of Broker John Birmingham ("Broker's Commission"). The Commission Agreement provides that the Broker's Commission shall be six percent (6%) of the total rental due for the entire Term as more particularly set forth in Paragraph 2 of this Lease. The Broker's Commission shall be payable consistent with Paragraph 4(b) of the Commission Agreement, subject to the terms and conditions of the Commission Agreement, solely by Landlord to Smith, Mack and Birmingham and Co., Inc. in monthly installments equal to six percent (6%) of the monthly Rent payments set forth in Paragraph 2 of this Lease and shall be due and payable not more than ten (10) days after the day when Landlord receives the monthly Rent payment from Tenant. Both Landlord and Tenant hereby agree that each will indemnify, defend and hold harmless the other from any and all claims, actual or threatened, for compensation by any third party by reason of the breach of any representation or warranty contained in this Paragraph 29.

30. Security Interest.

         Notwithstanding anything contained in the Lease to the contrary, Landlord acknowledges that Tenant may enter into security agreements which grant a security interest in the goods and property which may be located upon or affixed to the Leased Space and Landlord hereby waives landlord's statutory lien, if any, with respect to the same. Notwithstanding the foregoing, Tenant shall not bring onto the Leased Space, or grant a security interest in, any items permanently affixed or to be permanent affixed to the Leased Space, and shall not grant a security interest in any built-in improvements or building mechanical systems.

31. Authority to Execute Lease.

         Landlord represents, warrants and covenants to Tenant that it is the sole owner of the Leased Space, that it has the full right, power and authority to make this Lease and that no other person or entity needs to join in the execution hereof in order for this Lease to be binding on Landlord. Tenant represents, warrants and covenants to Landlord that it has the full right, power and authority to make this Lease and that no other person or entity needs to join in the execution hereof in order for this Lease to be binding upon Tenant.

32. Time is of the Essence.

         Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

33. Exhibits.

         Exhibits "A-1", "A-2", "A-3" and "B" and the Rules and Regulations referred to in this Lease are attached hereto and shall be deemed an integral part hereof.

34. Signs.

         Landlord, at Landlord's cost and expense, will place a building standard plaque bearing Tenant's name or logo on the door leading to the Leased Space. Notwithstanding anything contained herein to the contrary,

Tenant shall be permitted, at Tenant's expense, to erect a sign, similar in shape and size to Building 800 in the Complex bearing the Tenant's name or an abbreviation or portion thereof or logo as the same may change from time to time. Such sign shall be erected in accordance with the Tredyffrin Township Zoning Code and Tenant shall maintain and repair such sign.

35. Miscellaneous Construction Items. In addition to the other items that shall be constructed in the Leased Space, Landlord and Tenant agree as follows:

         (a) Cabinetry and Millwork. Landlord shall install the Cabinetry and Millwork in the Leased Space in accordance with the Plans set forth in Exhibit "A-1" and the Specifications set forth in Exhibits "A-2" and "B" by the Commencement Date. Tenant shall pay an amount equal to $6,987.50 toward the cost of such items directly to Landlord at any time prior to the date when Rent is to commence under this Lease. In the event that Tenant desires to have Shelving/Storage and/or a Reception Station in the Leased Space as set forth in Paragraph 8 of Exhibit "A-2", Landlord shall construct and install such items in the Leased Space by the Commencement Date, provided that Tenant shall pay the cost of such items ($7,400.00) directly to Landlord at any time prior to the date when Rent is to Commence under this Lease.

         (b) Electrical Service. Landlord shall make available, by the Commencement Date, at Landlord's sole cost and expense, 400 amps of electrical service to the Leased Space, in accordance with the Plans set forth in Exhibit "A- 1" and the Specifications set forth in Exhibits "A-2", "A-3" and "B". In addition, Landlord agrees to reserve and make available, for use by Tenant, at any time during the term of the Lease, an additional 200 amps of electrical service capacity for the Leased Space, at Landlord's sole cost and expense, provided that Tenant shall pay for the cost associated with the connection of the electrical service from Landlord's mechanical room to the Leased Space at such time as Tenant elects to use the additional reserve.

         (c) Security System. Landlord shall install, by the Commencement Date, a Security System in the Leased Space approved by Tenant. The cost of the Security System (currently estimated to be $7,000.00) shall be divided equally between Landlord and Tenant. In the event the cost of the Security System exceeds $7,000.00, Tenant shall be responsible for such additional cost.

         (d) Lightning Protection System. Landlord shall make available by the Commencement Date, a Lightning Protection System for use by Tenant in the Leased Space in accordance with the Plans set forth in Exhibit "A-1" and the Specifications set forth in Exhibits "A-2", "A-3" and "B", at Landlord's sole cost and expense.

         (e) Computer Power Distribution System. Landlord shall install, by the Commencement Date, a Computer Power Distribution System in the Leased Space in accordance with the Plans set forth in Exhibit "A-1" and the Specifications set forth in Exhibits "A-2", "A-3" and "B". The cost of the Power Distribution System (currently estimated by the parties to be $13,500.00) shall be divided equally between the Landlord and Tenant. In the event the cost of the Power Distribution System exceeds $13,500.00, Tenant shall be responsible for such additional cost.

36. Computer Room.

         Landlord covenants, represents and warrants that:

         (a) Landlord shall construct the Computer Room in the Leased Space in a good and workmanlike manner and accordance with the Plans set forth in Exhibit "A-1" and the Specifications set forth in Exhibit "A-2", "A-3" and "B", and that the construction of the Computer Room shall be completed by the Completion Date.

         (b) Landlord has the authority to assign, and will assign, any and all manufacturers or other warranties for the installation work and all equipment installed in the Computer Room as more fully set in Exhibits "A-2", "A-3" and "B".

         (c) The installation work and all equipment in the Computer Room shall be warranted for a period of one (1) year from the Commencement Date. Landlord shall also deliver to Tenant, on the Commencement Date, a complete owner's manual of all equipment installed in the Computer Room including, but not limited to, appropriate drawings, test documentation and operations manuals.

         (d) Landlord will provide a training session for Tenant and Tenant's employees on the operation of the equipment in the Computer Room. Such training session shall be conducted at the Leased Space at a time convenient to Tenant.

    37. Memorandum of Lease. This Lease shall not be recorded, but the parties agree to execute a Memorandum of Lease for recording, containing the name of the parties, the legal description, paragraph 29 and the terms of the Lease required by law to be included in any such memorandum

         9. The following shall be added to Exhibit "C" of the Lease:

         Notwithstanding anything contained in Exhibit "C", Operating Expenses shall exclude:

         (a) leasing commissions, costs, disbursements and other expenses incurred for leasing, renovating or improving space for other tenants;

         (b) costs (including permit, license and inspection fees) incurred in renovating, improving, constructing or painting vacant space or space for other tenants;

         (c) costs incurred by Landlord for alterations that are considered capital improvements and replacements under generally accepted accounting principles consistently applied except that the annual amortization of these costs shall be included as follows: the annual amortization over its useful life with a reasonable salvage value on a straight-line basis of the costs of any capital improvements made by Landlord and required by any changes in applicable laws, rules, or regulations of any governmental authorities enacted after the Building was fully assessed as a completed and occupied unit and the Lease was signed; and the annual amortization over its useful life with a reasonable salvage value on a straight-line basis of the costs of any equipment or capital improvements made by Lessor after the Building was fully assessed as a completed and occupied unit and the Lease was signed, as a labor-saving measure or to accomplish other savings in operating, repairing, managing, or maintaining the Building but only to the extent of the savings;

         (d)  depreciation and amortization on the Building;

         (e) cost of a capital nature including capital improvements, capital repairs, capital equipment, and capital tools, as determined under generally accepted accounting principles consistently applied, except that the annual amortization of these costs shall be included as set forth in (c) above;

         (f) costs incurred because the Landlord or another tenant violated the terms of any lease;

         (g) overhead and profit paid to subsidiaries or affiliates of Landlord for management or other services on or to the Building or for supplies or other materials, to the extent that the cost of the services, supplies, or materials exceed the competitive cost of the services, supplies, or materials were they not provided by a subsidiary or affiliate;

         (h) interest on debt or amortization payments on mortgages or deeds of trust or any other debt for borrowed money;

         (i) items and services for which Tenant reimburses Landlord or pays third parties or that Landlord provides selectively to one or more tenants of the Building other than Tenant without reimbursement;

         (j)  advertising and promotional expenditures;

         (k) repairs or other work needed because of fire, windstorm, or other casualty or cause insured against by Landlord for which insurance proceeds are recovered and equal or exceed the cost of the repair;

         (l) costs incurred to remedy structural defects in original construction materials or installations;

         (m) any costs, fines, or penalties incurred because Landlord or any other tenant violated any governmental law, rule or authority;

         (n) costs incurred to test, survey, cleanup, contain, abate, remove, or otherwise remedy hazardous wastes or asbestos-containing materials from the Leased Space, the Building or surrounding property owned by Landlord unless the wastes or asbestos-containing materials were in or on the Leased Space because of Tenant's negligence or intentional acts;

         (o) electricity or other utilities metered to tenants in the Building in their demised space or spaces;

         (p) salaries of executive personnel of Landlord other than the salaries for employees as set forth in Paragraph (a) of Exhibit "C"; and

         (q) Legal fees (a) relating to disputes with tenants, (b) based upon Landlord's negligence or other tortious conduct, (c) relating to enforcing any leases, or (d) relating to the defense of Landlord's title to, or interest in, the Building, Land, Leased Space, Common Areas or Complex.

         (r) other expenses that under generally accepted accounting principles consistently applied would not be considered normal maintenance, repair, management or operation expenses.

         Landlord shall use its best efforts to keep Operating Expenses at reasonable amounts, while maintaining a first class office Building.

         In the event Tenant disputes Landlord's statement of Operating Expenses, Landlord shall allow Tenant reasonable access to review Landlord's books and records concerning the Land and Building to verify the statement of Operating Expenses.

                       (Signatures are on following page)

         IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed on this 26th day of April, 1991.

                                       LANDLORD:

                                       BEBOB ASSOCIATES

Attest:

                                       By:
- ----------------------------------        -------------------------------------
                                       Title:
                                             ----------------------------------

                                       TENANT:

                                       TELEBASE SYSTEMS, INC.

Attest:

                                       By:
- ----------------------------------        -------------------------------------

                                       Title:
                                             ----------------------------------

                                       Lieberman, Inc.
                                       Agent for Landlord

Attest:

                                       By:
- ----------------------------------        -------------------------------------

                                       Title:
                                             ----------------------------------

                                   EXHIBIT A-3

- --------------------------------------------------------------------------------
INTRODUCTION                                                             PAGE 1

- --------------------------------------------------------------------------------

This plan has been specifically designed to provide for the construction of a computer facility for Telebase Systems, Inc. at their new corporate headquarters at 600 Buttonwood Park, Wayne, PA. The total effort will be coordinated by Data Center Design, Inc. as a TURNKEY project in cooperation with Lieberman, Inc. and its general contractor.

Included in this plan are the following additional sections:

                          GENERAL CONSTRUCTION
                          ACCESS FLOORING
                          ENVIRONMENTAL COOLING
                          ELECTRICAL
                          FIRE DETECTION & SUPPRESSION
                          TERMS & CONDITIONS

Data Center Design, Inc. is a TURNKEY design/build firm specializing in the construction management of sophisticated data processing and high technology facilities. The success of this project is predicated on the use of experienced affiliated contractors and the highest quality equipment. The coordination of resources and schedules is accomplished using a Critical Path Method project management technique to insure achievement of defined customer installation objectives. All work is GUARANTEED for a period of one (1) year and all equipment is warranted as stated by the manufacturer.

PROPRIETARY RIGHTS NOTICE

The information contained in this document is of a proprietary nature and represents substantial effort on the part of Data Center Design, Inc. No portion of this document may be copied or reproduced by any means without the expressed written permission of Data Center Design, Inc. In addition, the recipient of this document agrees not to reveal its contents or to use it to solicit other bids or proposals.

This document is copyright protected, Copyright(C) 1991, Data Center Design, Inc. All rights reserved.

                                   EXHIBIT A-3
- --------------------------------------------------------------------------------
GENERAL CONSTRUCTION                                                     PAGE 2
- --------------------------------------------------------------------------------

All general construction associated with the Telebase Systems, Inc. computer room is to be provided by the building's selected general contractor. The following is a description of the general construction work associated with the computer room project.

1. Computer room perimeter walls are to be constructed to meet building standard specifications and a 1 hour fire rating. Perimeter walls for the computer room are to be insulated with a fiberglass insulation and contain a vapor barrier. The vapor barrier is to extend the entire height of the perimeter walls. Glass and doors called for on the architectural plan are to be included and meet the specified 1 hour fire rating.

2. All columns inside the computer room are to be boxed-in and a sheetrock soffit is to be installed to enclose the horizontal steel beam connecting columns B-2 and C-2.

3. A 2' x 4' layin ceiling is to be installed throughout the interior of the computer room (excluding soffit area). Ceiling tiles are to be USG "Auratone" model 56- 090. Layin ceiling height is to be 8' 8" above the deck as conditions permit.

4. Furnish and install two (2) rated doors complete with hardware and closers and per building standard specifications. Doors are to be installed at the raised floor finished floor height of 8". The single door at the top of the ramp is to be 3' 6" wide.

5. All wall construction is to be made ready for paint. All areas to be painted are to contain two coats of latex wall paint per building standard specification and the architect's plan. Doors are to be finished per building standard specification.

6. All construction, lighting and electrical in the CE Room adjoining the computer room is to be provided by the building general contractor.

7. The building general contractor is to provide a main electrical service at 208 volts, 400 amps, 3 phase with full size neutral and full size ground and terminated in a panel in the computer room. The panel is to be supplied by Data Center Design, Inc. An option for 600 amp service is to be provided.

QUALIFICATIONS

    All electrical work, lighting, raised flooring, air conditioning and fire detection and suppression inside the computer room is to be provided by Data Center Design, Inc. as described in the following sections.

                                   EXHIBIT A-3
- --------------------------------------------------------------------------------
ACCESS FLOORING                                                          PAGE 3
- --------------------------------------------------------------------------------

Data Center Design, Inc. plans to furnish and install an access (raised) floor system as described below, providing all necessary and appropriate labor and materials.

    -      Approximately 1,000 square feet new access raised floor system
    -      2 x 2 wood-core panel by Donn Access Floor Systems, Inc.
    -      1/16" High Pressure Laminate surface (color Greytone)
    -      Bolted stringer understructure
    -      8" finished floor height
    -      One (1) ramp (8' x 4' nominal), exclusive of handrail
    -      One (1) step, double riser
    -      One (1) panel lifter with wall mounted bracket
    -      Twelve (12) perforated panels
    -      Up to twenty-three (23) cable cut-outs (trimmed)

This access floor system has been carefully selected to meet the specific needs of this installation, providing 1000 psi concentrated and 800 psi rolling load bearing characteristics and the lateral and vertical stability required in this data center application. Data Center Design, Inc. guarantees that this floor will be level and rigid upon completion of installation.

The concrete deck below the raised floor will be sealed using a commercial grade latex concrete sealer. The purpose of this sealer is to eliminate dusting of the concrete within the underfloor air plenum.

                                   EXHIBIT A-3
- --------------------------------------------------------------------------------
ENVIRONMENTAL COOLING                                                    PAGE 4
- --------------------------------------------------------------------------------

Data Center Design, Inc. plans to furnish and install an Environmental Cooling System (air conditioning) as described below, providing all necessary and appropriate labor and materials.

AIR CONDITIONING

   Two (2) Liebert Model CF067A 5-ton nominal downflow systems each with:

   - Integral microprocessor control system
   - Unit mounted monitor/control system
   - Unit mounted monitor/control panel
   - 208 volts, 3 phase, 60 Hz
   - 51,300 BTUH sensible capacity @ 72-(degrees)/50% RH
   - 2,600 CFM with 1 HP motor
   - Single hermetic compressor
   - 2 stage electric reheat
   - Infrared humidifier with Autoflush cleaning cycle
   - Non-locking, unit mounted disconnect switch
   - 2" pleated filters
   - Two (2) Liqui-tect underfloor water detectors
   - Outdoor condenser (roof mounted)
   - 5 year extended compressor warranty

INSTALLATION

Installation will include all necessary piping materials, type L copper refrigerant lines, silver solder, piping of humidifier water and condensate drain, leak testing, line charging and system start-up. Condensate will be gravity fed through the floor below and will include coring of the deck and properly sealed. Both indoor and outdoor units will be delivered to the site and set in their designated places. The outdoor units will be set on the roof on prefabricated roof curbs. The indoor units will be set on the raised floor in their designated locations.

Drip pans will be provided in the ceiling area under the two PVC lines carrying drain water from the roof. Sheetmetal drip pans will be fabricated and installed to slope in the direction of the perimeter of the computer room and drains installed and fed to the floor below.

WATER DETECTION

Water detection under the raised floor will be accomplished using the underfloor water detectors supplied with the air conditioning system (two at each unit). In addition, 3 separate water detection systems will be installed to sense water in the drip pans in the ceiling area of the computer room.

                                   EXHIBIT A-3
- --------------------------------------------------------------------------------
ELECTRICAL                                                              PAGE 5
- --------------------------------------------------------------------------------

Data Center Design, Inc. plans to furnish and install electrical service throughout the interior of the data center, supplying all necessary labor and materials as described below. Options will be provided for the installation of a 50 kVA UPS (Uninterruptible Power Supply) system or a 50 kVA PDU (Power Distribution Unit) system for distribution of power to computer equipment.

ELECTRICAL INSTALLATION

- -   Furnish and install a 400 amp, 208 volt panel (with option for 600 amp panel) in the computer room.

- -   Electrically install two (2) 5-ton computer room air conditioners with roof condensers including all necessary control wiring.

- -   Furnish and install seventeen (17) 2' x 4' layin ceiling light fixtures, 4-
    bulb fluorescent with paracube lenses. Light fixtures will be split between two switches and five fixtures will be powered from backup batteries for emergency purposes.

- -   Furnish and install a 208 volt, 100 amp, 1 phase, 24-pole for non-computer equipment.

- -   Provide duplex convenience outlets inside the computer room on perimeter walls at 12' intervals from the 100 amp utility panel.

- -   Provide a 120 VAC circuit to the computer room Halon panel.

- -   Install an optional 50 kVA UPS system or a 50 kVA Power Distribution Unit.

- -   Furnish and install two (2) Emergency Power Off (EPO) switches at the two doors to the computer room and tie-in to the Halon system, air conditioning system and UPS or Power Distribution Unit.

- -   Ground the raised floor system per consultants specifications at every fifth pedestal. Provide grounding per code for the entire computer facility.

- -   Provide electrical circuiting and control wiring to the Halon damper to be installed in the computer rooms makeup air system.

                                   EXHIBIT A-3
- --------------------------------------------------------------------------------
ELECTRICAL                                                               PAGE 6
- --------------------------------------------------------------------------------

- -   Furnish and install an optional TVSS (Transient Voltage Surge Suppression)
    lightning protection system at the tenants main service entrance.

- -   All wire is to be copper.

POWER DISTRIBUTION UNIT

  - One (1) Liebert Model PPC050C Power Distribution Unit
  - 50 kVA capacity
  - 208 volt input, 208 volt output
  - Main input breaker (shunt trip)
  - Two (2) 42-pole panel boards
  - Voltage/Current Monitoring Panel
  - Shielded isolation transformer
  - Input surge suppression
  - Lightning arrestor option
  - Manufacturer's start-up and warranty
  - Furnish and install twenty-five (25) power cables, breakers and connectors each with IG5-20R2 receptacles as described in UPS option

                                   EXHIBIT A-3
- --------------------------------------------------------------------------------
FIRE DETECTION & SUPPRESSION                                             PAGE 7
- --------------------------------------------------------------------------------

Data Center Design, Inc. plans to furnish and install a Halon 1301 automatic fire detection and suppression system as described below, providing all necessary and appropriate labor and materials.

A detection system will be provided to detect, alarm and actuate the suppression system. The detection system will consist of a control panel, alarm bell, horn and flashing light, manual pull stations, abort stations and smoke detectors (located on the ceiling and under the raised floor). Automatic Halon release will be arranged by means of a "Verified" detection concept. The automatic mode will have the following operating sequence.

                  Should any one detector in the system go into alarm, an audible signal (bell) will sound and the appropriate light on the control panel will be energized. Should any second detector then go into alarm, a horn will sound and a 0 to 59 second adjustable time delay period will begin. During this delay period, halon discharge can be prevented by manually depressing an abort button. Discharge is prevented as long as the abort button is held. Upon release of the abort button, the automatic mode will continue. Upon discharge of the Halon gas, a strobe light will be energized.

Detectors will be spaced at 250 square feet per detector in order to provide optimum performance in this high air movement area. The manual mode will consist of manual release stations located near each means of egress. Operation of a manual station will release the Halon gas immediately, bypassing the automatic mode. A complete emergency 24 hour standby battery supply capable of maintaining full system operation in the event of a primary source power failure will be supplied as part of this system. Detectors for this installation will contain alarm indicator lamps and a remote detector lamp will be installed on the ceiling above the location of each underfloor detector to indicate underfloor detectors which are in alarm.

The Halon 1301 storage and distribution system will be designed and installed per the requirements of Underwriters Laboratory, the National Fire Protection Association and the system's manufacturer. The system will be a central storage type with the cylinder located in the hazard area and piped to nozzles on the ceiling and under the raised floor. The design concentration will be a minimum of 5% by volume with complete discharge of agent accomplished within ten (10) seconds.

                                  EXHIBIT A-3
- --------------------------------------------------------------------------------
FIRE DETECTION & SUPPRESSION                                             PAGE 8
- --------------------------------------------------------------------------------

The components to be supplied as part of this system are:

 1  Control Panel                 2    Abort switches
 1  Battery Set                   1    Auxiliary relay
 1  Alarm bell                    1    Storage container
 1  Horn with light               190  Pounds Halon 1301
 2  Manual stations               1    Control head
 3  Discharge nozzles             4    Ionization detectors
 4  Photoelectric detectors       4    Remote ceiling detector lamps


A "dump" test will not be performed for environmental reasons. An "Infiltrometer" fan test will be performed as part of this installation. The "Infiltrometer" test is recognized as an indication of Halon system integrity only and is not a pass/fail test. This system will be certified upon completion and a certification provided. The system installation will be warranted fully for one year. If the system is inspected and maintained by this installer, the warranty will be extended for a total of five years in one year increments.

The computer room will be sealed to maintain the integrity of the Halon system. This will include door sweeps and weather stripping.

Four (4) portable Halon fire extinguishers will be furnished and installed and listed separately in the "Pricing" section.

                            FIRST AMENDMENT TO LEASE

         This is an Amendment made this 15th day of April, 1996, by and between BEBOB ASSOCIATES ("Landlord") and TELEBASE SYSTEMS, INC., DBA/N2K, INC. ("Tenant").

                              W I T N E S S E T H:

         WHEREAS, Landlord and Tenant entered into an Agreement of Lease dated April 26, 1991 for a 15,000 rentable square foot portion of Building 600 for a period of ten years terminating August 31, 2001; and,

         WHEREAS, Tenant desires to Lease an additional 6,448 square feet, as shown on the attached plan, for a Four (4) year and Eleven (11) month Lease term commencing October 1, 1996 and terminating August 31, 2001; and,

         WHEREAS, Landlord has agreed to Tenant's desires.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties, by their duly authorized officers or representatives, hereby agree as follows:

         1. Effective October 1, 1996, the term of the Lease for the 6,448 square feet shall commence October 1, 1996 and terminate August 31, 2001.

         2. The Total Base Rental for the 6,448 square feet shall be Five Hundred Forty-six Thousand Eight Hundred Seventy-one and 00/100 Dollars ($546,871.00).

         3. The Monthly Base Rental for the 6,448 square feet shall be Nine Thousand Two Hundred Sixty-nine and 00/100 Dollars ($9,269.00) per month.

         4. Payment for increases in Real Estate Taxes and/or Operating Expenses over $4.65 per square foot for the 6,448 square feet will begin as of January 1, 1997, based upon the percentage of Phase II in Safeguard Corporate Campus in which the 6,448 square feet is situated, that percentage being 15.8%.

         5. Landlord and Tenant agree and understand that a third party currently occupies the 6,448 square feet. If Landlord shall be unable to give possession of the Leased Space on the date of the commencement of the term hereof by reason of the fact that the third party has not vacated the 6,448 square feet, Landlord shall not be subject to any liability for the failure to give possession on said date. Under such circumstances the annual rental reserved and covenanted to be paid herein shall not commence until the possession of the Leased Space is given or the Leased Space is available for occupancy by Tenant, and no such failure to give possession on the date of commencement of the term shall in any wise affect the validity of this Lease or the obligations of Tenant hereunder, nor shall same be construed in any way to extend the term of this Lease. If the third party has not vacated the Leased Space by January 1, 1997, then Tenant may at its option control this amendment.

         6. Tenant accepts the 6,448 square feet in an "as is" condition, and will be responsible for the cost of any changes or alterations to said 6,448 square feet.

         7. All other terms and conditions as contained in said Lease shall remain the same, except herein modified.

TELEBASE SYSTEMS, INC.
DBA/N2K, INC.                          BEBOB ASSOCIATES

By:                                    By:
   -------------------------------        ------------------------------------

Attest:                                Attest:

By:                                    By:
   -------------------------------        ------------------------------------

                           [Diagrams of Leased Space]